                                  [LETTERHEAD]

                                 April 2, 1998

Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204

Ladies and Gentlemen:

     We have acted as counsel to Affiliated Computer Services, Inc., a Delaware Corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement on Form S-3 (the "Registration Statement") of holders' resales of $230,000,000 aggregate principal amount of the Company's 4% Convertible Subordinated Notes due March 15, 2005 (the "Notes") and such indeterminate number of shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock").

     In connection with this opinion, we have examined the Registration Statement, the Notes and such other documents, agreements and records of the Company and such statutes, regulations, and other instruments and certificates as we have deemed necessary or advisable for the purposes of this opinion. We have also relied upon such certificates of public officials, corporate agents, and officers of the Company to the extent necessary or advisable with respect to the accuracy of material factual matters contained therein which were not independently established.

     Based on and subject to the foregoing and subject that further to the assumptions, exceptions and qualifications hereinafter stated, we are of the opinion that:

     1. The Notes have been duly authorized, executed, issued and delivered by the Company and constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture, dated as of March 20, 1998 (the "Indenture", between the Company and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee");

     2. The Indenture is a valid and legally binding instrument of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

     3. The shares of Class A Common Stock issuable upon conversion of the Notes in accordance with their terms, when so issued, will be validly issued, fully paid and non-assessable.

     The opinions expressed above are subject to the following assumptions, exceptions and qualifications:

     a. We have assumed that (i) all information contained in all documents, records, agreements, certificates and other instruments reviewed by us is true and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents, records, agreements, certificates and other instruments submitted to us as originals are true and complete, (iv) all documents, records, agreements, certificates and other instruments submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document, record, agreement, certificate or other instrument reviewed by us had the legal capacity to do so, (vi) each natural person signing in a representative capacity any document, record, agreement, certificate or other instrument reviewed by us had authority to sign in such capacity and, (vii) the Indenture is a valid and binding agreement of the Trustee.

     b. The opinions expressed in this letter are limited to the Delaware General Corporation Law, the federal laws of the United States of America and the laws of the State of Texas. We express no opinion about the effect of the laws of any other jurisdiction.

     This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement as having passed on certain legal matters in connection with the Notes and the Common Stock. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     This opinion speaks as of the date hereof, and we disclaim any duty to advise you regarding any changes subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.

                                        Very truly yours,


                                        HUGHES & LUCE, LLP